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                                                                    EXHIBIT 99.1
(BOCA RESORTS LOGO)


                                                           FOR IMMEDIATE RELEASE
BOCA RESORTS, INC.                               CONTACT:         WILLIAM PIERCE
                                                                  (561) 447-5308

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          BOCA RESORTS, INC. ANNOUNCES DEFINITIVE AGREEMENT FOR SALE OF
                        THE FLORIDA PANTHERS HOCKEY CLUB

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         Boca Raton, Florida (June 5, 2001) - Boca Resorts, Inc. (NYSE:RST)
today announced that it has entered into a definitive agreement to sell its entertainment and sports business, the principal component of which is the Florida Panthers Hockey Club, to a prominent South Florida investor group.

         The purchase price for the business is approximately $101 million including $83.5 million in cash, a $7.5 million secured promissory note and the assumption by the purchasers of certain off-balance sheet contingencies including a $10 million construction obligation secured by a performance bond. Closing of the transaction is subject to National Hockey League Board of Governors approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         Richard C. Rochon, President of Boca Resorts, Inc. commented, "We are very pleased that a definitive agreement for sale of the entertainment and sports business has been executed and are confident that the transaction will close expeditiously. Our decision to sell this business was made after a thorough examination of its strategic relationship to our core leisure and recreation operations. Despite having a strong attachment to the team, we have an obligation to provide those who invest in our company with the highest return on their investment". He added, "To complete the transaction, the Company's Chairman, H. Wayne Huizenga, has agreed to participate in the investor group as a minority partner." The investor group includes Alan Cohen, Steven Cohen, David Epstein, Elliot Hahn, Bernie Kosar, Albert Maroone, Michael Maroone and Jordan Zimmerman.

         STATEMENTS IN THIS PRESS RELEASE REGARDING BOCA RESORTS, INC. AND ITS BUSINESS, WHICH ARE NOT HISTORICAL FACTS, ARE "FORWARD LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES AND COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD LOOKING STATEMENT.

         Boca Resorts, Inc. owns luxury resort properties and golf courses in Florida. The Company's resort and golf portfolio includes the Boca Raton Resort & Club, the Registry Resort at Pelican Bay, the Edgewater Beach Hotel, the Hyatt Regency Pier 66 Hotel and Marina, the Radisson Bahia Mar Resort and Yachting Center, Grande Oaks Golf Club and Naples Grande Golf Club. The Company's entertainment and sports business, which is under contract to be sold, includes the ownership of the Florida Panthers Hockey Club and the management and operation of the National Car Rental Center (a multi-purpose entertainment complex where the Panthers play their home games) as well as the Incredible Ice skating rink.


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